FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): May 25, 2001


                        Klamath First Bancorp, Inc.
                        ---------------------------
          (Exact name of registrant as specified in its charter)

            Oregon                  0-26556             93-1180440
---------------------------        ----------         ----------------
State or other jurisdiction        Commission         (I.R.S. Employer
 of incorporation                  File Number        Identification No.)

540 Main Street, Klamath Falls, Oregon                     97601
----------------------------------------                 ----------
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number (including area code):  (541) 882-3444

                               Not Applicable
                               --------------

        (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

     The Registrant announced that it has completed the acquisition of 12 Western Bank branches and one Washington Mutual Bank financial center, all located in Oregon, from Washington Mutual Bank.

     In connection with the transaction, the Registrant and its wholly owned subsidiary, Klamath First Federal Savings and Loan Association, acquired a presence in the following Oregon cities: Astoria, Baker City, Bandon, Cave Junction, Clatskanie, Coos Bay(2), Florence, La Grande, North Bend, Seaside and Tillamook(2).

     For further information, reference is made to the Registrant's press release dated September 11, 2001 which us attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     Exhibit

       99     Press Release dated September 11, 2001

                                SIGNATURES
                                ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    KLAMATH FIRST BANCORP, INC.



DATE: September 12, 2001            By: /s/Kermit K. Houser
                                       --------------------------------
                                       Kermit K. Houser
                                       President and Chief Executive Officer

                                Exhibit 99

                   Press Release Dated September 11, 2001

                        Klamath First Bancorp [Logo]

Tuesday September 11, 2001, 6:03 pm Eastern Time
Press Release

     Klamath First Bancorp Announces Completion of Acquisition of Twelve Western Bank Branches, One Financial Center From Washington Mutual

Business Editors

     KLAMATH FALLS, Ore.--(BUSINESS WIRE)--Sept. 11, 2001--Klamath First Bancorp, Inc. (Nasdaq:KFBI) today announced it completed the acquisition of 12 Western Bank branches and one Washington Mutual Bank financial center, all located in Oregon, from Washington Mutual Bank.

     "We're not only adding branches to our network, but also are boosting our commercial lending abilities significantly," said Kermit K. Houser, President and CEO of Klamath First. "These new branches support our previously announced strategic goals of becoming a stronger commercial bank, giving us a loan portfolio that includes 65% commercial, commercial real estate and industrial loans. Even more importantly, the employees are motivated and well-trained commercial bankers dedicated to building and maintaining relationships with businesses and individuals in the communities we serve.

     "I also am very happy with our ability to close an acquisition of this size in such a short period of time," said Houser. "With the quick regulatory approval we received at the beginning of August and the diligence of employees on both sides of the transaction, we closed the deal in just over 90 days."

     On May 29, 2001, Klamath First announced its intent to purchase 13 branch offices from Washington Mutual. The 12 Western Bank branches have a commercial bank mix of deposits and loans. The single Washington Mutual branch includes deposits and no loans. As of September 7, 2001, the transaction included approximately $423 million in deposits, loans of approximately $186 million, the branch buildings and fixed assets, and 136 commercial bank branch employees.

     On July 24, 2001, Klamath First reported net income for its third fiscal quarter ended June 30, 2001, increased 14% to $2.1 million or $.31 per diluted share, compared to $1.9 million in the third fiscal quarter last year. Total assets reached $1.0 billion at June 30, 2001, while stockholders' equity grew to $113.9 million. Klamath's loan portfolio was $518.7 million at June 30, 2001 and deposits were $710.6 million at June 30, 2001.

     Klamath First Bancorp, Inc. is the holding company for Klamath First, which operates 50 offices in 26 counties throughout Oregon and one office in South Central Washington. Klamath First serves its customers by offering a full range of products and services including commercial, consumer and real estate loans, various checking and savings products for both the consumer and business customer, 24 hour telephone banking, and online banking with bill pay through its web site www.klamathfirst.com.

     Safe Harbor Clause: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to the economic environment, particularly in the region where Klamath First Bancorp, Inc. operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, acquisitions and the integration of acquired businesses, ability to retain key employees, credit risk management, change in government regulations affecting financial institutions, and other risks and uncertainties discussed from time to time in Klamath First Bancorp, Inc.'s SEC filings including its 2000 Form 10-K. Klamath First Bancorp, Inc. disclaims any obligation to publicly announce future events or developments which affect the forward-looking statements herein.

      CONTACT:  Klamath First Bancorp
                Kermit K. Houser, 541/882-3444, ext. 133
                or
                Marshall J. Alexander, 541/882-3444, ext. 120